SUB-ITEM 77C

Submission of matters to a vote of security holders

A Special meeting of the shareholders of the funds was held June 16, 2010, to vote on the following proposals. The proposals received the required number of votes of American Century Investment Trust funds, or the applicable fund, and were adopted. A summary of voting results is listed below the proposals.

Proposal: To elect one Director to the Board of Trustees

Frederick L.A. Grauer

Affirmative:  6,489,609,552.19
Against:  205,862,379.48
Abstain:     0
Broker Non-Vote:    0

Previously elected Trustees whose term of office continued after the meeting include: John Freidenrich, Ronald J. Gilson, Peter F. Pervere,
Myron S. Scholes, John B. Shoven and Jonathan S. Thomas

Proposal: To approve a management agreement with
American Century Investment Management, Inc.
   Core Plus  Core Plus Institutional Class
Affirmative  45,407,109.24  550,580.81
Against   311,347.18  0
Abstain   1,752,426.99  0
Broker Non-votes 18,643,101.68  0

   Diversified Bond Diversified Bond Institutional Class
Affirmative  1,395,848,334.74 440,307,134.03
Against   27,458,449.76  1,042,579.84
Abstain   59,419,360.90  3,997,253.97
Broker Non-votes 578,426,473.13  167,030,580.38

   High-Yield  High-Yield Institutional Class
Affirmative  102,295,997.80  84,818,185.32
Against   1,428,630.55  0
Abstain   8,885,394.36  11,636.79
Broker Non-votes 38,078,026.97  457,268.51

          Inflation Protection Bond    Inflation Protection Bond Institutional Class
Affirmative  192,944,072.38  12,585,490.80
Against   10,763,851.36  175,352.96
Abstain   10,828,732.79  81,867.47
Broker Non-votes  67,181,874.18  6,150,845.81

   NT Diversified Bond Premium Money Market
Affirmative  512,104,638.20  760,502,787.44
Against   1,750,603.70  8,436,485.79
Abstain   6,625,083.50  10,970,968.30
Broker Non-votes 0   49,617,066.05

   Prime Money Market
Affirmative  1,582,084,675.73
Against   23,793,012.17
Abstain   50,311,397.82
Broker Non-votes 266,043,301.06

   Short-Duration       Short-Duration Institutional Class
Affirmative  106,420,645.82  845,118.05
Against   1,387,096.10  0
Abstain   3,052,948.00  0
Broker Non-votes 34,195,430.08  448,702.62